Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces Results

from Tri-Annual Meeting of Unitholders

Whippany, New Jersey, May 22, 2024 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced the results from its 2024 Tri-Annual Meeting of Unitholders held on May 21, 2024.

At the meeting, the Unitholders re-elected to the Board of Supervisors, for a three-year term, all eight nominees proposed by the Board:

Nominee
Matthew J. Chanin
Harold R. Logan, Jr.
Jane Swift
Terence J. Connors
William M. Landuyt
Amy M. Adams
Rommel M. Oates
Michael A. Stivala

At the meeting, the Unitholders also approved: (1) the ratification of the appointment of PricewaterhouseCoopers LLP as the Partnership’s independent registered public accounting firm for the Partnership’s 2024 fiscal year; (2) the Partnership’s Amended and Restated 2018 Restricted Unit Plan authorizing the issuance of up to an additional 2,650,000 common units pursuant to awards granted under that Plan; and (3) an advisory amendment resolution approving executive compensation (commonly referred to as “Say-on-Pay”).

Because the Partnership’s agreement of limited partners provides for Tri-Annual Meetings of the Unitholders (once every three years), no proposal regarding the frequency of Say-on-Pay resolutions was presented to the Unitholders at the meeting. The Partnership will, for so long as required by applicable law, include a Say-on-Pay proposal at each Tri-Annual Meeting.

A detailed report of Unitholder voting results at the Partnership’s 2024 Tri-Annual Meeting of Unitholders can be found on Suburban Propane’s website at http://suburbanpropane.com/triannual or in the Current Report on Form 8-K that the Partnership is filing with the Securities and Exchange Commission.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, renewable natural gas (“RNG”), fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states. Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing Suburban Propane’s 95-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane – promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and investing in the next generation of innovative, renewable energy alternatives. For additional information on Suburban Propane, please visit www.suburbanpropane.com.

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